Exhibit 99.1

NOTICE TO DIRECTORS AND EXECUTIVE OFFICERS
OF ALEXANDER & BALDWIN, INC.

CONCERNING YOUR RIGHTS

REGARDING ALEXANDER & BALDWIN, INC. STOCK

May 25, 2012

As a director or executive officer of Alexander & Baldwin, Inc. ("A&B"), you are subject to the restrictions under Section 306(a) of the Sarbanes-Oxley Act of 2002 (the "Act"), and more specifically, Regulation BTR, which prohibit certain stock trades during employee benefit plan blackout periods.

On February 13, 2012, A&B entered into an Agreement and Plan of Merger (the "Merger Agreement") to reorganize itself as a holding company incorporated in Hawaii.  The Merger Agreement is among (i) A&B, (ii) Alexander & Baldwin Holdings, Inc., the new holding company ("Holdings"), and (iii) A&B Merger Corporation, a Hawaii corporation and a direct, wholly-owned subsidiary of Holdings.  As a result of the holding company reorganization, Holdings will replace A&B as the publicly-held corporation and A&B will become a wholly-owned subsidiary of Holdings.  In the holding company reorganization, each outstanding share of A&B common stock will automatically convert into one share of common stock of Holdings, and the current shareholders of A&B will become shareholders of Holdings on a one-for-one basis, holding the same number of shares and the same ownership percentage after the reorganization as they held prior to the reorganization.  Consummation of the holding company reorganization is subject to specified conditions in the Merger Agreement.

Following the consummation of the holding company reorganization, it is expected that Holdings will enter into a Separation and Distribution Agreement to effect the previously-announced plan to separate into two independent, publicly-traded companies (one company comprising A&B's real estate and agriculture businesses and the other comprising A&B's transportation businesses) (the "Separation").

In connection with the Separation, a "blackout period" will be imposed under the A&B Individual Deferred Compensation and Profit Sharing Plan for Salaried Non-Bargaining Employees (the "Plan").  During the blackout period, participants in the Plan will be temporarily unable to effect certain transactions involving the A&B Stock Fund within the Plan, including making investment exchanges into or out of, or taking distributions or loans of money invested in, the A&B Stock Fund.  The Sarbanes-Oxley Act of 2002 and related Securities and Exchange Commission regulations generally prohibit A&B directors and executive officers from engaging in most transactions involving Holdings equity securities (including options and other derivatives based on Holdings stock) during this blackout period.

The blackout period is currently expected to begin on June 26, 2012 and end during the week of July 15, 2012.  You can obtain information regarding the status of the expected blackout period, including beginning and ending dates, by contacting Alyson J. Nakamura at 808-525-6611.

During the blackout period, you will be prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity securities of Holdings (or derivative securities relating to those equity securities, such as stock options) that you acquired in connection with your services or employment as a director or executive officer of A&B and Holdings (as the successor of A&B).  Generally, this includes all securities acquired while a director or executive officer.  Therefore, the prohibition on transactions by you applies to amounts, if any, you may have invested in Holdings shares under the Plan and to Holdings shares you otherwise hold.  This prohibition also applies to any direct or indirect pecuniary interest you may have in such securities, such as shares of Holdings stock held by immediate family members living with you, or held in trust, or by controlled partnerships or corporations.

Under Regulation BTR, there is a presumption that any securities sold during a blackout period were "acquired in connection with service or employment" and, therefore, not exempt from the rule (that is, the individual corporate insider bears the burden of proving that the securities were not "acquired in connection with service or employment").  The SEC rules exempt certain transactions from the trading restriction.  Some of these are:

1.	Regularly scheduled purchases or sales of employer securities pursuant to an automatic election, which satisfy SEC Rule 10b5-1;
2.	Increases or decreases in equity holdings resulting from a stock split, stock dividend or pro-rata rights distribution;
3.	Grant of an option or other equity compensation under certain plans; and,
4.	Acquisition or disposition of equity securities involving a bona fide gift.

If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

If you have any questions regarding the blackout period, you should contact Alyson J. Nakamura at 808-525-6611.